ENVIRONMENTAL TESTING TECHNOLOGIES  , INC.
                                      and
                         NORTH AMERICAN INSPECTION, INC.

                               MERGER AGREEMENT

This merger agreement is made as of April 4, 1995 by and among Environmental Testing Technologies, Inc. ("ETT"), a Washington corporation and North American Inspection, Inc. ("NAII"), a Pennsylvania Corporation and Robert K. Shumway, Carl Dichler, and Don Shumway as individuals
("Investors").

     -- RECITALS --

A) ETT and NAII are merging to position the combined new operating entity to provide more complete and locally focused engineering and inspection services to the petrochemical industry.

B) ETT is duly authorized to issue Common Stock in exchange for all issued and outstanding Common Stock of NAII.

C) ETT is a publicly owned corporation with approximately 375 shareholders and is subject to the Securities and Exchange rules and regulations.

D) NAII is a privately owned corporation controlled by Robert K. Shumway, an individual.

     THE PARTIES HEREBY AGREE AS FOLLOWS:

1.      Stock Exchange

1.1 ETT will issue 7,000,000 shares of Common Stock in exchange for all issued and outstanding shares of NAII. ETT shares are issued subject to SEC Section 144 rules and regulation and bear will legends accordingly.

1.2 NAII's shareholders will receive ETT Common Stock for their shares as follows: Robert K. Shumway = 5,000,000 shares; Carl Dichler
        = 1,000,000 shares; Don Shumway = 1,000,000 shares.

1.3 Employee stock options aggregating 3,000,000 of Common Stock will be issued to Robert K. Shumway, Carl Dichler, and Don Shumway, these options are priced at $.50/share exercisable beginning June 1, 1996 and expiring May 31, 1999. The options issued are 1,000,000 to Robert K. Shumway, 1,000,000 to Don Shumway, and 1,000,000 to Carl Dichler.

        The stock options terms and conditions may be modified by the Board of Directors.

        These terms & condition adjustments possibility is under current review and will be acted upon by the Board including the new Directors named herein.

1.4     Closing

        The exchange of stock will take place automatically upon completion of the following events:

        a) Receipt of a letter from Boston Financial and Equity Corporation or equivalent that financing is available to fund NAII's current operating needs. This funding is expected to come from Tanktek, Inc.(Tanktek), a wholly owned subsidiary of ETT or another equivalent ETT subsidiary..Plus..

        b) ETT has replaced NAII's current financing arrangement with First Valley Bank on terms & conditions satisfactory to ETT. NAII will be satisfied as the current loan must be replaced in total.

1.5 ETT will place 7,000,000 shares of stock in Escrow as per 1.2 designation and NAII will place 2800 shares per designation 3.12. These shares will be released from escrow to the respected parties upon letters from ETT acknowledging 1.4 (a) & 1.4 (b) having occurred.

        Should the joint venture agreement (item 1.6) be terminated for any reason, all shares of stock will be returned to their original owners in full.

1.6     Joint Venture Agreement

        a) ETT will market NAII services exclusivity through its existing subsidiary, Tanktek, Inc. or equivalent. NAII will cease to market its services except as a subcontractor to Tanktek. Tanktek agrees to subcontract all nondestructive examination and related work exclusively to NAII. Tanktek will continue to market for its own account API 653 & related services. These services may or may not be subcontracted to NAII.

        b) In the event of cancellation of this agreement caused by NAII's inability to perform its subcontract service obligations to Tanktek, NAII agrees to pay Tanktek, Inc. or its assignee $500,000.00 in cancellation penalties. This penalty is acknowledged as reasonable and equitable by both parties given the marketing effort required by Tanktek. This penalty is secured by a security interest in all assets of NAII as included by the Pennsylvania UCC filings.

                This security interest protection shall terminate upon the merger contemplated in the agreement.

2.      Representations and Warranties of ETT

        ETT hereby represents and warrants to the NAII shareholders, that:

2.1     Organization, Good Standing and Qualification.

        ETT is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to carry on its current or contemplated business. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2 Authorized Capital. The number of shares of stock which the corporation is authorized to issue is One Hundred Two Million (102,000,000);of which One Hundred Million (100,000,000 shares will be Common Stock ("Common Stock") with no par value per share, and Two Million (2,000,000) shares will be Preferred Stock ("Preferred Stock").

2.3 Preferred Stock. The Preferred Stock of the corporation will be issued as Class A Preferred Stock and Class B Preferred Stock with each class having the preferences, limitations and relative rights set forth below.

        2.3.1 Class A. Preferred Stock. The corporation will issue up to 200,000 of shares Preferred Stock which will be designated as Class A Preferred Stock ("Class A Stock"). The Class A stock will be issued at the direction of the Board of Directors of the corporation for such purposes as the Board of Directors considers appropriate and shall have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board may establish prior to the issuance of such shares.

        2.3.2 Class B. Preferred Stock. The corporation shall issue up to 1.8 Million (1,800,000) shares of Preferred Stock which will be designated as Class B Preferred Stock ("Class B Stock"). The Class B Stock will be issued at the direction of the Board of Directors, but will be issued only in connection with the acquisition of existing companies or locations from which it can operate its business of nondestructive testing of hazardous material tanks. The Class B Stock shall have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board my establish prior to the issuance of such shares.

2.4 Subsidiaries. ETT owns three operating subsidiaries (X-Ray, Inc., Accu-Inspect, Inc., and TankTek, Inc.) and is the controlling shareholder in a non-operating subsidiary (Nucell, Inc.).

2.5 Outstanding shares of Common and Preferred Stocks are disclosed in the exhibits attached, meaning the financial statements dated 5/31/94 and the 10-QSB statements dated 8/31/94. There have been no material changes since 8/31/94 or 5/31/94 disclosures in outstanding stocks (common and preferred).

2.6 Authorization. All corporate action on the part of ETT, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other agreements and transactions contemplated herein, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Common Stock being transferred hereunder have been taken or will be taken prior to the Closing, and this Agreement and the other agreements contemplated herein constitute valid and legally binding obligations of ETT, enforceable in accordance with it and their terms.

2.7 Valid Issuance of Common Stock. The Common Stock, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by the Company.

2.8 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, regional, state or local governmental authority on the part of ETT is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings, if any, required pursuant to applicable state securities laws, which filings will be made within the required statutory period.

2.9 Litigation. There is no material action, suit, claim, proceeding or investigation pending or currently threatened against the Company nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any order, write, injunction, judgment or decree of any court or government agency or instrumentality that could have a material adverse effect on its business or properties.

2.10    Investment Intent.  NAII shareholders are acquiring shares of ETT
        Common to be issued to Shareholder pursuant to this Agreement
        (the "shares") for investment for Shareholder's own account and not with a view to, or for resale in connection with, any distribution of the Shares, nor with any present intention of distributing or selling the Shares. Shareholders are not a party to any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to any such person or any third party with respect to the Shares. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion thereof.

2.11    Agreements and Due Diligence; Disclosure.

        (a) ETT has fully provided NAII and its shareholders and their counsel true and complete copies of or access to all documents and information requested and such other information that the shareholders have requested in connection with their decision to merge into ETT.

        (b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person, other than ordinary travel expenses in connection with its business and reasonable moving allowances for its employees, (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business, (iv) redeemed or obligated itself to redeem any of its capital stock.

        (c) The Company is not a party to nor is it bound by any contract, agreement, instrument, decree or administrative order, or subject to any restriction under its Articles of Incorporation or Bylaws, which materially and adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

2.12 Title to Property and Assets. ETT owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except liens which arise in the ordinary course of business and do not materially impair ETT's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances.

2.13 Licenses. ETT has all licenses and permits (federal, state, foreign and local) necessary to conduct its business, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or threatened toward the revocation or limitation of any of such licenses or permits. The Company has complied with all laws, rules, regulations and orders applicable to its business.

2.14 The Financial Statements dated 5/31/94 and 11/30/94 in the form of the 11/30 10-Q are true and complete in all material respects.

2.15 Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Statement of Financial Position, the Company did not have, as of such date, any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, including, without limitation, liabilities or obligations on account of taxes or other governmental charges or penalties, interest or fines thereon or in respect thereof. The Company does not know and does not have any reasonable grounds to know of any basis for any assertion against the Company of any material debt, liability or obligation of any nature or in any amount not fully reflected or reserved against in the Statement of Financial Position.

2.16 Changes. Since the date of the financial statements in 2.14 above, there has not been:

        (a) Any change in the condition (financial or other) or properties, assets, liabilities, business or general economic or market conditions or prospects of the Company, except changes in the ordinary course of business, none of which has been materially adverse, and all of which in the aggregate have not been materially adverse, to ETT;

        (b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets or business of ETT;

        (c) Any material increase in the compensation or rate of compensation or commissions payable or to become payable by ETT to any of its directors, officers salaried employees, sales persons or agents, or any hiring of any employee at a salary in excess of $75,000 per annum, or any material change in any then existing bonus, profit-sharing, retirement or other similar plan, agreement or arrangement or any adoption of or entry into of any new bonus, profit-sharing, group life or health insurance, or other similar plan, agreement or arrangement;

        (d) Any material change in the accounting methods or practices followed by ETT;

        (e) Any material debt obligation or liability (whether absolute or contingent) incurred by ETT (whether or not presently outstanding) except (i) current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business and (ii) obligations or liabilities entered into or incurred in connection with the execution of this Agreement;

        (f) Any sales, lease, abandonment or other disposition by the Company of any real property or, other than in the ordinary course of business, of any equipment or other operating properties or any sale, assignment, transfer license or other disposition by ETT of any Intellectual Property or other intangible asset; or

        (g) Any labor trouble, strike or any other occurrence, event or condition of any similar character that materially and adversely affects or may materially and adversely affect the assets, properties, business or prospects of
                ETT.

2.17 Taxes. ETT has filed all tax returns (federal, state, foreign and local) required to be filed by it, and, except as reflected on the statement of Financial Position or Balance Sheet, all taxes shown to be due and payable on such returns or on any assessments received by the Company and all other taxes (federal, state, foreign and local) due and payable by the Company on or before the date hereof have been paid. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against the Company, nor are there any actions, suits, proceedings, investigations or claims now pending against the Company in respect of any tax or assessment, or, to the Company's knowledge, any matters under discussion within any federal, state, foreign or local authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority. The provisions made for taxes on the Statement of Financial Position, are sufficient for the payment of all unpaid federal, state, foreign and local taxes of ETT for all periods prior to such date. ETT's subsidiary X-Ray, Inc. has been assessed $568,000 in taxes, interest and penalties. This obligation is being contested by X-Ray, Inc. and X-Ray, Inc. believes it will prevail in its "Offer in Compromise" dated 3/9/95.

2.18 Labor Agreements and Actions. ETT is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any employee or labor union, and no labor union has requested or, to the knowledge of ETT, has sought to represent any of the employees, representatives or agents of ETT.

2.19 Brokers or Finders. ETT has not incurred and will not incur, directly or indirectly, any liability for brokers' or finders' fees, agents' commissions or other similar charges in connection with this Agreement or the transactions contemplated hereby.

2.20 Transactions with Principals. No employee, shareholder, officer or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them in any material aspect, except Boston Financial & Equity has a loan appliication pending which will require at least one personal guarantee. The Company previously has furnished the Investors a copy of each agreement, instrument or other writing constituting legal rights and obligations to which both the Company and any founder, officer, director or principal security holder or company or organization directly or indirectly controlled by such persons are parties.

2.21 Insurance. ETT has fire and casualty insurance policies, with extended coverage sufficient in amount to allow it to replace any of its properties which may be damaged or destroyed.

2.22 Voting Agreement. ETT has no obligation or commitment with respect to the election of any individual or individuals to the Board, and to the best of ETT's knowledge, there is no voting agreement or other agreement among its shareholders with respect to the election of any individual or individuals to the Board. Robert K. Shumway and Don Shumway, and Carl Dichler are to become appointed members of the ETT Board and Robert K. Shumway is to become President and Chief Operating Officer of ETT and Carl Dichler is to become an ETT Executive Vice President.

2.23 Subsequent Event. ETT in a prudent and business-like manner will immediately begin a search both to provide new borrowings to replace First Valley Bank as soon as possible and new equity capital to continue the planned growth program. Prior to the search, a forecast and a budget must be prepared to support this effort.

3. Representations and Warranties of NAII and its shareholders ("Investors") NAII and its shareholders severally and jointly represent and warrant that:

3.1 Authorization. All acts and conditions required by law to authorize the execution and consummation of this Agreement by each Investor have been duly performed and obtained, and this Agreement constitutes a valid and legally binding obligation of the Investors, enforceable in accordance with its terms. Each Investor has full power and authority to execute, deliver and performed his, her or its obligations under this Agreement and to own the ETT Common Stock. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each Investor do not violate any provision of, or constitute a material breach of or default under, any term, condition or provision of any agreement, indenture or other instrument to which the Investor is a party, or by which the Investor or the Investor's properties or assets are bound, or of any order, judgment or decree against or binding upon such Investor.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Investors in reliance upon each Investor's representation to ETT, which, by such Investor's execution of this Agreement, such Investor hereby confirms, that the Common Stock to be received by the Investors will be acquired for investment for such Investors own account and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws.

3.3 Due Diligence. Each Investor severally represents and acknowledges that he or she has been solely responsible for his or her own "due diligence" investigation of ETT and its management and business, for his or her own analysis of the merits and risks of this investment, and for his or her own analysis of the fairness and desirability of the terms of the investment; that in taking any action or performing any role relative to the arranging of the proposed investment, the Investor has acted solely in his or her own interest, and the Investor has not acted as an agent, employee, partner or fiduciary of any other person or as an agent of ETT, or as an issuer, underwriter, broker, dealer or investment advisor relative to any security involved in this investment. Each Investor has been given the opportunity to ask questions of and receive answers from ETT concerning the terms and conditions of the Common Stock exchange and other matters pertaining to this investment. The foregoing statements, however, do not limit or modify the representations and warranties of ETT made herein.

3.4 Investment Experience. Each Investor is an investor in securities of companies and acknowledges that the Securities are a speculative risk. Each Investor is able to find for him/ her, or itself in the transactions contemplated by this Agreement, can bear the economic risk of his, her or its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of the investment in the Securities. Each Investor understands that the Securities have not been registered under the Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of ETT on such exemptions is predicated upon the accuracy of the Investors' representations and warranties in this Section 3. Each Investor severally represents that he, she or it is an "accredited investor" as defined by the Securities and Exchange Commission.

3.5 Restricted Securities. Each Investor understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 3.6 below. In this connection, each Investor represents severally that he, she or it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Notwithstanding the provisions above, no registration statement or opinion of counsel shall be necessary for a transfer by an Investor to the estate of such Investor or the transfer by gift, will or interstate succession of an Investor to his or her spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were the original Investor hereunder.

3.6 Legend. It is understood that the certificates evidencing the securities may bear the following legend:

        The securities evidenced by this certificate have not been registered under the securities act of 1933, as amended (the "Act"), or applicable state law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (i) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities,
        (ii) this corporation receives an opinion of legal counsel for the holder of these securities satisfactory to this corporation stating that such transaction is exempt from registration, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration. At any date beginning 3 years from the date of closing, this legend will be cancelled, and a certificate free from such legend issued to the holder hereof upon compliance with the following conditions: (a) surrender of this certificate to this corporation in the manner and at the place designated for cancellation,
        (b) a representation by the holder that it has beneficially held the securities evidenced by this certificate for not less than three years, and that it is not, and has not within the preceding 90 days been, an "affiliate" (as that term is defined for purposes of rule 144 under the Act or any successor rule) of this corporation, and (c) an understanding that if at any time the holder shall again become an affiliate or otherwise cease to enjoy free transferability of such securities under rule 144 either by reason of change of circumstance or amendment of rule 144, it shall forthwith surrender any unlegended certificate(s) received by it in respect of the securities evidenced by this certificate for imposition of any appropriate legend.

3.7 Residency. For purposes of the application of any relevant state securities laws, the Investors are residents of the States of Pennsylvania and Ohio.

3.8 NAII's Plan of Reorganization has been confirmed by the Federal Bankruptcy Court. There are no known debts incurred prior to the closing that have not been disclosed or accounted for in the Plan of Reorganization or in the financial statements dated 1/31/95.

3.9 Changes. Since the date of the NAII financial statements (12/31/94) there have not been:

        (a) Any change in the condition (financial or other) or properties, assets, liabilities, business or general economic or market conditions or prospects of the Company, except changes in the ordinary course of business, none of which has been materially adverse, and all of which in the aggregate have not been materially adverse, to NAII;

        (b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets or business of NAII;

        (c) Any material increase in the compensation or rate of compensation or commissions payable or to become payable by NAII to any of its directors, officers, salaried employees, sales persons or agents, or any hiring of any employee at a salary in excess of $60,000 per annum, or any material change in any then existing bonus, profit-sharing, retirement or other similar plan, agreement or arrangement or any adoption of or entry into of any new bonus, profit-sharing, group life or health insurance, or other similar plan, agreement or arrangement;

        (d) The compensation schedule for the officers, directors, and key management personnel are as follows:


                              Annual Salary      Other Compensations
-------------------------------------------------------------------------------
Robert K. Shumway             $90,000.00
Carl Dichler                  $75,000.00        Normal Company benefit program
Don Shumway                   $75,000.00        for employees applies to all
George Maitland               $75,000.00        personnel.
C. Rod Brashears              $75,000.00
-------------------------------------------------------------------------------

        (e) Any material change in the accounting methods or practices followed by NAII;

        (f) Any material debt obligation or liability (whether absolute or contingent) incurred by NAII (whether or not presently outstanding) except (i) current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business and (ii) obligations or liabilities entered into or incurred in connection with the execution of this Agreement;

        (g) Any sales, lease, abandonment or other disposition by the Company of any real property or, other than in the ordinary course of business, of any equipment or other operating properties or any sale, assignment, transfer license or other disposition by NAII of any Intellectual Property or other intangible asset; or

        (h) Any labor trouble, strike or any other occurrence, event or condition of any similar character that materially and adversely affects or may materially and adversely affect the assets, properties, business or prospects of NAII.

3.10 All pre-petition debts to Carl Dichler or his Company and Don Shumway have been exchanged for shares of Common Stock of NAII prior to the date of closing.

3.11 The exhibit attached Schedule H is the complete and total agreement between NAII's principal lender and NAII.

3.12 Capitalization. The authorized capital of NAII consists of 10,000 shares of Common Stock of which 2,800 shares are issued and outstanding, fully paid and non-assessable.  There are no stock options,
        warrants or equivalent outstanding that could   change the future
        ownership of NAII as of the date of closing.

        a) Robert K. Shumway, Don Shumway, and Carl Dichler own all issued and outstanding shares in the amounts of 2,000 shares, 400 shares, and 400 shares respectively.

3.13 Tax Advice. Investors are relying solely on the advice of their own tax advisor with respect to the tax treatment of this transaction and specially is not relying on tax advice from ETT or its agents.

4.      Miscellaneous.

4.1 This agreement shall be governed and construed in accordance with the laws of the State of Washington.

4.2 The schedules and exhibits referred to in this agreement shall be the scheduled listed below:

        a)     NAII amended Plan of Reorganization dated: 1-24-95.
        b)     NAII financial statement dated: 12-31-94.
        c)     NAII list of equipment.
        d)     NAII lease.
        e)     ETT financial statements dated: 5/31/94.
        f)     ETT financial statements dated: 11/30/94.
        g)     ETT Confirmed Plan of Reorganization dated: 4/16/94.
        h)     NAII loan agreement with First Valley Bank.

4.3 This agreement is the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties.

In witness thereof, the parties have executed this Agreement as of the date of closing.

Environmental Testing
Technologies, Inc. ("ETT")              by ___S/S  G.B. MAITLAND________________
                                             George B. Maitland, its President



                                        by ___S/S   C.R. BRASHEARS______________
                                             C. Rod Brashears, Vice President
                                                        and Director


North American
Inspection, Inc. ("NAII")               by ___S/S   R.K. SHUMWAY________________
                                              Robert K. Shumway, its President

                                        by ____________________________________
                                                         , its Secretary





North American Inspection, Inc.
Shareholders ("Investors")              by           Robert K. Shumway

                                        by           Don B. Shumway

                                        by           Carl R. Dichler